Exhibit 99.3

PRESS RELEASE

Minimum price in MFE’s voluntary public takeover offer to the shareholders of ProSieben

On 26 March 2025, MFE-MEDIAFOREUROPE N.V. (“MFE”) announced its intention to issue a voluntary public takeover offer to increase its stake in the major entertainment player in the German-speaking region, ProSiebenSat.1 Media SE (“ProSieben”). In the announcement, MFE stated it expected to offer to tendering ProSieben shareholders an offer consideration equal to the 3 months VWAP of the ProSieben share (as calculated by the German Federal Financial Supervisory Authority, Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin), which corresponds to the statutory minimum price.

Today, the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) informed MFE that the 3 months VWAP of the ProSieben share up to (and including) the reference date (25 March 2025) amounts to EUR 5.74, which is the statutory minimum price.

Based on that, MFE intends to offer to the shareholders of ProSieben for each ProSieben share tendered into the voluntary public takeover offer (once made) a mixed consideration consisting of EUR 4.47 in cash and 0.4 newly-issued MFE A shares.

The three-month average closing price of the MFE A share on the Euronext Milan Stock Exchange up to (and including) the reference date (25 March 2025) amounts to EUR 3.18. Based on such average, the value of the intended share component is therefore equal to EUR 1.27 (EUR 3.18 multiplied by 0.4 MFE A shares).

Offer document and further information

The voluntary public takeover offer will be made pursuant to an offer document to be approved by BaFin.

The offer document will be published following receipt of permission or deemed permission from BaFin, at which point the initial acceptance period of the takeover offer will commence.

The offer document (in German and a non-binding English translation), the exemption document pursuant to Article 1, para. 4, lit. f), and para. 5, lit. e), of the EU Regulation No. 2017/1129 on prospectus requirements (relating to the offering and admission to trading of the newly-issued MFE A shares) and other information pertaining to the voluntary public takeover offer will be published on the following website: https://www.mfemediaforeurope.com/en/governance/voluntary-public-takeover-offer-to-the-shareholders-of-prosiebensat-1-media-se/

Amsterdam-Cologno Monzese, 2 April 2025

Department of Communications and Media Relations

Tel. +39 022514.9301

e-mail: press@mfemediaforeurope.eu

http://www.mfemediaforeurope.com

Investor Relations Department

Tel. +39 022514.8200

e-mail: investor.relations@mfemediaforeurope.eu

http://www.mfemediaforeurope.com

MFE-MEDIAFOREUROPE is an international holding company that brings together Europe’s leading commercial broadcasters.

MFE-MEDIAFOREUROPE is based in Amsterdam, in the Netherlands, and fiscal resident in Italy. It controls Mediaset S.p.A. and Grupo Audiovisual Mediaset España Comunicación (both fiscal resident in their respective countries) and is the main shareholder of the German broadcaster ProsiebenSatl.

MFE-MEDIAFOREUROPE is listed on the Milan Stock Exchange (Ticker: MFEA, MFEB) and on the Spanish Stock Exchanges (Ticker: MFEA).

Important Notice

This press release is neither an offer to purchase nor a solicitation of an offer to sell ProSieben shares. The final terms of the takeover offer, as well as other provisions relating to the takeover offer will be set out solely in the offer document after the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) has permitted the publication of the offer document. Investors and holders of ProSieben shares are strongly advised to read the offer document and all other documents relating to the takeover offer as soon as they have been made public, as they will contain important information. The offer document for the takeover offer (in German and a nonbinding English translation) with the detailed terms and conditions and other information on the takeover offer will be published after approval by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) amongst other information on the internet at https://www.mfemediaforeurope.com/en/governance/voluntary-public-takeover-offer-to-the-shareholders-of- prosiebensat-1-media-se/. The takeover offer will be implemented exclusively on the basis of the applicable provisions of German law, in particular the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - WpÜG), and certain securities law provisions of the United States of America relating to cross-border takeover offers. The takeover offer will not be conducted in accordance with the legal requirements of jurisdictions other than the Federal Republic of Germany or the United States of America (as and to the extent applicable). Accordingly, no notices, filings, approvals or authorizations for the takeover offer have been filed, caused to be filed or granted outside the Federal Republic of Germany or the United States of America (as and to the extent applicable). Investors and holders of ProSieben shares cannot rely on being protected by the investor protection laws of any jurisdiction other than the Federal Republic of Germany or the United States of America (as and to the extent applicable). Subject to the exceptions described in the offer document and, where applicable, any exemptions to be granted by the respective regulatory authorities, no takeover offer will be made, directly or indirectly, in those jurisdictions in which this would constitute a violation of applicable law. This press release may not be released or otherwise distributed in whole or in part, in any jurisdiction in which the takeover offer would be prohibited by applicable law. The Bidder reserves the right, to the extent permitted by law, to directly or indirectly acquire additional ProSieben shares outside the takeover offer on or off the stock exchange, provided that such acquisitions or arrangements to acquire will comply with the applicable German statutory provisions, in particular the WpÜG, and Rule 14e-5 of the Securities Exchange Act of 1934 (“Exchange Act”), and the offer price is increased in accordance with the WpÜG, to match any consideration paid outside of the takeover offer if higher than the offer price. Shareholders should be aware that the Bidder may purchase securities, for example, in open market or privately negotiated purchases. If such acquisitions take place, information on such acquisitions, including the number of ProSieben shares acquired or to be acquired and the consideration paid or agreed, will be published in German and in a non-binding English translation without undue delay if and to the extent required under the laws of the Federal Republic of Germany, the United States or any other relevant jurisdiction. The takeover offer will be made for the securities of a German company admitted to trading on the Frankfurt Stock Exchange and Luxembourg Stock Exchange (Bourse de Luxembourg) and will be subject to the disclosure requirements, rules and practices applicable to companies listed in the Federal Republic of Germany, which are different from those of the United States and other jurisdictions in certain material respects. The financial information relating to the Bidder and ProSieben included elsewhere, including in the offer document, will be prepared in accordance with provisions applicable in the Federal Republic of Germany and will not be prepared in accordance with generally accepted accounting principles in the United States; therefore, it may not be comparable to financial information relating to United States companies or companies from other jurisdictions outside the Federal Republic of Germany. The takeover offer will be made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the Exchange Act (subject to certain exemptions therefrom), and otherwise in accordance with the requirements of the laws of the Federal Republic of Germany. Shareholders from the United States should note that ProSieben is not listed on a United States securities exchange, is not subject to the periodic requirements of the Exchange Act and is not required to, and does not, file any reports with the United States Securities and Exchange Commission. Any contract entered into with the Bidder as a result of the acceptance of the planned takeover offer will be governed exclusively by and construed in accordance with the laws of the Federal Republic of Germany. It may be difficult for shareholders from the United States (or from elsewhere outside of Germany) to enforce certain rights and claims arising under United States federal securities laws (or other laws they are acquainted with) since the Bidder and ProSieben are located outside the United States (or the jurisdiction where the shareholder resides), and some or all of their respective officers and directors reside outside the United States (or the jurisdiction where the shareholder resides). Shareholders of ProSieben may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of United States securities laws. It also may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court’s judgment. To the extent that this press release contains forward-looking statements, they are not statements of fact and are identified by the words “intend”, “will” and similar expressions. These statements express the intentions, beliefs or current expectations and assumptions of the Bidder and the persons acting jointly with it. Such forward- looking statements are based on current plans, estimates and projections made by the Bidder and the persons acting jointly with it to the best of their knowledge, but are not guarantees of future accuracy (this applies in particular to circumstances beyond the control of the Bidder or the persons acting jointly with it). Forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and are usually beyond the Bidder’s control or the control of the persons acting jointly with it. It should be taken into account that actual results or consequences in the future may differ materially from those indicated or contained in the forward-looking statements. It cannot be ruled out that the Bidder and the persons acting jointly with it will in future change their intentions and estimates stated in documents or notifications or in the offer document.